UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 21, 2009

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Commercial Street

Box 130

Atchison, Kansas 66002

(Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

(a)         On August 21, 2009 the Company sold its Kansas City, Kansas, facility pursuant to an asset purchase agreement with Sergeant’s Pet Care Products, Inc. for an initial payment of $3.6 million, with potential additional payments over the next three years based on Sergeant’s income from sales of the Company’s existing products to the Company’s existing customers during that period.  Such payments will be 40% of Sergeant’s pet treat income in the first year after closing, declining to 10% of such pet treat income in the third year.   The sale to Sergeant’s includes all equipment used for the production and packaging of pet-related products, which principally include extruded plant-based resins and finished pet treats. The Company will retain ownership of equipment that is used for the production of the Company’s Wheatex® textured wheat proteins, which are sold for use in meat extension and vegetarian product applications.  This equipment is located in a separate section of the facility that will be leased to the Company from Sergeant’s and will be operated by a Sergeant’s subsidiary under a toll manufacturing arrangement with the Company for a period of three years. During the year ended June 30, 2009, the Company’s revenues derived from the sold assets approximated $3.0 million.

(b)         Under the terms of its Credit and Security Agreement with Wells Fargo Bank, National Association,  the Company had agreed with Wells Fargo that it would not engage in sale leasebacks and that it would sell all of the Kansas City, Kansas equipment on terms acceptable to the bank. Pursuant to a Consent and Release dated August 19, 2009, Wells Fargo approved the terms of the sale to Sergeant’s and, to the extent the sale of the facility and lease-back of a portion of it violated the sale lease-back provision, waived any breach of that provision. The Consent and Release requires the Company to deliver the bank a collateral assignment of the Company’s rights to additional payments from Sergeant’s and gives the Company an additional 30 days to deliver evidence that it has closed all deposit accounts maintained by it with Commerce Bank, each of which the Company anticipates that it will be able to do.

(c)         The Company used $2,488,641 of the proceeds from the loan to pay off its September 29, 2005, 5.26% secured promissory note to General Electric Capital Corporation and to make a partial payoff of its September 24, 2004 secured promissory note to GE Government Finance, Inc. (formerly GE Capital Public Finance, Inc. ) (collectively with General Electric Capital Corporation, “GE”).  GE agreed to release its lien on the assets sold to Sergeant’s but retains a security interest in the Wheatex® equipment retained by the Company.

Item 1.02.Termination of Material Definitive Agreement.

Reference is made to the third paragraph of item 1.01 hereof related to pay off of the Company’s 5.26% secured promissory note.

Item 2.06.  Material Impairments.

The Company will recognize an impairment loss as of June 30, 2009 as a result of the sale of the Kansas City, Kansas facility and pet treat business to Sergeant’s, which it estimates will approximate $1.4 million.

Item 7.01  Regulation FD Disclosure.

Attached as Exhibit 99.1, and incorporated into this Item 7.01 by reference, is a press release which was issued on August 24, 2009, by the Company.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

99.1      Press Release dated August 24, 2009 furnished solely for the purpose of incorporation by reference into Items 7.01 and 9.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: August 24, 2009	By:	/s/ Timothy W. Newkirk
President and Chief Executive Officer